Exhibit 10.6
FORM OF
CREDIT AGREEMENT
dated as of
June [__], 2011
among
COMPRESSCO PARTNERS, L.P.,
COMPRESSCO PARTNERS OPERATING, LLC and
COMPRESSCO PARTNERS SUB, INC.,
as the “Borrowers”,
THE OTHER LOAN PARTIES PARTY HERETO,
as Loan Guarantors
and
JPMORGAN CHASE BANK, N.A.,
as the “Lender”
CHASE BUSINESS CREDIT

i

SCHEDULES:
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.12 -Material Agreements
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Opinion of Borrowers’ Counsel
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Joinder Agreement

     This CREDIT AGREEMENT, dated as of June [__], 2011 (as it may be amended or modified from time to time, this “Agreement”), is by and among Compressco Partners, L.P., a Delaware limited partnership (“Compressco Partners”), Compressco Partners Operating, LLC, a Delaware limited liability company (“Compressco Operating”) and Compressco Partners Sub, Inc., a Delaware corporation (“Compressco Sub” and together with Compressco Partners and Compressco Operating, the “Borrowers” and each a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).
     The parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Account” has the meaning assigned to such term in the Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Applicable Rate” means, for any day, (a) with respect to any Eurodollar Loan, 2.25% per annum, (b) with respect to any CBFR Loan, 0.00% per annum, or (c) with respect to the commitment fee payable hereunder, 0.425% per annum.
     “Approved Fund” has the meaning assigned to such term in Section 8.04(b).
     “Availability” means, at any time, an amount equal to (a) the lesser of (i) the Commitment and (ii) the Borrowing Base, minus (b) the Exposure, minus (c) without duplication, Reserves, minus (d) the Availability Block.
     “Availability Block” means an amount equal to $3,000,000.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.
     “Available Commitment” means, at any time, the Commitment minus the Exposure.
     “Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Banking Services Reserves” means all Reserves which the Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” or “Borrowers” has the meaning assigned to such term in the preamble to this Agreement.
     “Borrower Representative” means Compressco Partners, in its capacity as contractual representative of the Borrowers pursuant to Article X.
     “Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) a Protective Advance.
     “Borrowing Base” means, at any time, the sum of (a) 85% of the Loan Parties’ Eligible Accounts at such time, plus (b) the lesser of (i) 60% of the Loan Parties’ Eligible Inventory, valued at the lower of cost, determined on an average cost basis, or market value, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Lender multiplied by the Loan Parties’ Eligible Inventory, valued at the lower of cost, determined on an average cost basis, or market value, plus (c) the lesser of (i) 90% of the net book value of the Loan Parties’ Eligible Service and Rental Compressor Fleet Equipment (calculated based on a depreciation schedule not to exceed 12 years from the date of original purchase by the relevant Loan Party), and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent service and rental compressor fleet appraisal ordered by the Lender multiplied by the net book value of the Loan Parties’ Eligible Service and Rental Compressor Fleet Equipment (calculated based on a depreciation schedule not to exceed 12 years from the date of original purchase by the relevant Loan Party), plus (d) 80% of the Loan Parties’ Eligible New Service and Rental Compressor Fleet Equipment, valued at cost or, in the event no service and rental compressor fleet appraisal has been received by the Lender during the 12 month period immediately preceding the calculation date, net book value, minus (e) Reserves. The maximum amount of Inventory which may be included as part of the Borrowing Base is an amount equal to 25% of the Commitment in effect as of the calculation date. The Lender may, in its Permitted Discretion and effective on delivery of notice to the Borrower Representative with respect to clause (x) and on the third Business Day after notice thereof to the Borrower Representative with respect to clauses (y) and (z), (x) during the continuance of an Event of Default, reduce the advance rates set forth above, (y) adjust or establish additional Reserves or (z) establish additional standards of eligibility. Notwithstanding the above, with respect to the Borrowing Base in effect prior to receipt by the Lender of the first appraisal delivered after the Effective Date, such Borrowing Base shall equal the sum of (A) 85% of the Loan Parties’ Eligible Accounts, plus (B) 60% of the Loan Parties’ Eligible Inventory, valued at the lower of cost, determined on an average cost basis, or market value, plus (C) 90% of the net book value of the Loan Parties’ Eligible Service and Rental Compressor Fleet Equipment

(calculated based on a depreciation schedule not to exceed 12 years from the date of original purchase by the relevant Loan Party), minus (D) Reserves.
     “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit B or another form which is acceptable to the Lender in its sole discretion.
     “Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Compressco Partners and its Subsidiaries prepared in accordance with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Dominion” means the control by the Lender of the Loan Parties’ cash receipts and the application thereof to the Exposure in accordance with Article VII of the Security Agreement
     “CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall not on any day be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
     “CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.
     “Change in Control” means (a) TETRA Technologies, Inc. shall cease to own, free and clear of all Liens (other than Liens of the type described in clauses (a) and (f) of the definition of Permitted Encumbrances), directly or indirectly, greater than 50% of the outstanding voting Equity Interests of Compressco GP on a fully diluted basis; (b) Compressco GP shall cease to own, free and clear of all Liens (other than Liens of the type described in clauses (a) and (f) of the definition of Permitted Encumbrances), 100% of the outstanding general partner interests of Compressco Partners; or (c) Compressco Partners shall cease to own, free and clear of all Liens (other than Liens in favor of Lender and Permitted Encumbrances of the type described in clauses (a) and (f) of the definition thereof), directly or indirectly, 100% of the outstanding voting Equity Interests of each of the other Borrowers on a fully diluted basis.
     “Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; and provided, further, that clause (c) above shall not apply to any request, guideline, or directive that is applicable to the Lender as a result of its own acts or practices or those of any of its Affiliates that are not of general applicability.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans or Protective Advances.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all personal property owned or leased by a Person covered by the Collateral Documents and any and all other personal property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure the Secured Obligations.
     “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
     “Collateral Documents” means, collectively, the Security Agreement and any other documents pursuant to which a Loan Party grants a Lien upon any personal property as security for payment of the Secured Obligations.
     “Collection Account” has the meaning assigned to such term in the Security Agreement.
     “Commitment” means the commitment of the Lender to make Loans and issue Letters of Credit hereunder, as such commitment may be increased or reduced from time to time pursuant to Section 2.08. The initial amount of the Commitment is $20,000,000.
     “Compressco GP” means Compressco Partners GP Inc., a Delaware corporation.
     “Compressco Operating” means Compressco Partners Operating, LLC, a Delaware limited liability company.
     “Compressco Partners” means Compressco Partners, L.P., a Delaware limited partnership.
     “Compressco Sub” means Compressco Partners Sub, Inc., a Delaware corporation.
     “Compressor Unit” means a wellhead compressor unit used by any Loan Party to provide natural gas wellhead compression-based production enhancement services, including GasJack compressor units and VJack compressor units.
     “Conflicts Committee” has the meaning given such term in Compressco Partners’ Partnership Agreement as in effect on the Effective Date or as otherwise amended, supplemented or modified to the extent not prohibited by Section 6.11.
     “Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of the date hereof, among Compressco, Inc., a Delaware corporation, Compressco Field Services, Inc., an Oklahoma corporation, Compressco Canada, Inc., an Alberta corporation, Compressco de Mexico, S. de R.L. de C.V., a Mexican limited liability corporation of variable capital, Compressco GP, the Borrowers, Compressco Holdings, LLC, a Delaware limited liability company, Compressco Netherlands B.V., a Netherlands private limited liability company, Compressco Netherlands Cooperatief U.A., a Netherlands coöperatief, TETRA International Incorporated, a Delaware corporation, Production Enhancement Mexico, S. de R.L. de C.V., a Mexican limited liability corporation of variable capital and TETRA, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Disqualified Stock” means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Equity Interests not constituting Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than Equity Interests not constituting Disqualified Stock at the sole option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, on or prior to the Maturity Date.
     “Document” has the meaning assigned to such term in the Security Agreement.
     “Domestic Subsidiary” means any direct or indirect Subsidiary of a Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia, other than any such Subsidiary that is indirectly held through a Subsidiary that is not a Domestic Subsidiary.
     “dollars” or “$” except as otherwise specified, refers to lawful money of the United States of America.
     “EBIT” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense (including any franchise taxes to the extent based upon net income) for such period net of tax refunds, (iii) any extraordinary non-cash charges for such period and (iv) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period and (ii) any extraordinary non-cash gains and any non-cash items of income for such period, all calculated for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).
     “Eligible Accounts” means, at any time, the Accounts of a Loan Party which the Lender determines in its Permitted Discretion are not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (w) below. Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest (subject only to Permitted Encumbrances of the type specified in clause (a) of the definition thereof) in favor of the Lender;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance or other Lien permitted by Section 6.02 which in each case does not have priority over the Lien in favor of the Lender;

     (c) (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 60 days after the original due date therefor (“Overage”) (when calculating the amount under this clause (ii), for the same Account Debtor, the Lender shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (iii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceed 20% of the aggregate amount of Eligible Accounts of all Loan Parties;
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (g) which (i) does not arise from the sale or lease of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender (in its Permitted Discretion) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once (but only with respect to any Account arising from such additional invoice);
     (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post petition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and acceptable to the Lender in its Permitted Discretion), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to, and from an issuer acceptable to, the Lender in its Permitted Discretion which is in the possession of, and is directly drawable by the Lender;
     (m) which is owed in any currency other than U.S. dollars or Canadian dollars;
     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable, and from an issuer acceptable to, to the Lender in its Permitted Discretion which is in the possession of, and is directly drawable by, the Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction;
     (o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
     (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
     (r) which is evidenced by any promissory note, chattel paper (other than leases entered into in the ordinary course of business) or instrument regardless of whether the original of which is in the possession of such Loan Party;
     (s) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts, corrections, and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
     (t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
     (v) which was created on cash on delivery terms; or
     (w) which the Lender, in its Permitted Discretion, determines shall not be included in Eligible Accounts based on such credit and collateral consideration as the Lender in its Permitted Discretion deems reasonable.
     In the event that any one Account totaling (A) $500,000 or more at any time Borrowing Base Certificates are required to be delivered quarterly and (B) $1,000,000 or more at all other times which was previously an Eligible Account ceases to be an Eligible Account hereunder (other than as a result of the payment by the applicable Account Debtor of such Eligible Account), such Loan Party or the Borrower Representative shall notify the Lender thereof promptly, and in any event within 10 Business Days, after any Financial Officer becomes aware thereof. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

     “Eligible Inventory” means, at any time, the Inventory of each Loan Party which the Lender determines in its Permitted Discretion is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (q) below. Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien (subject only to Permitted Encumbrances of the type specified in clause (a) of the definition thereof) in favor of the Lender;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance or other Lien permitted by Section 6.02 which in each case does not have priority over the Lien in favor of the Lender;
     (c) which is, in the Lender’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, or unfit for sale or lease, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform, in all material respects, to all standards imposed by any Governmental Authority;
     (e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory (other than Permitted Encumbrances and other Liens permitted by Section 6.02 which in the case of Section 6.02, does not have priority over the Lien in favor of the Lender) or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
     (f) which is not finished goods or which constitutes work-in-process, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
     (g) which is not located in the U.S. or Canada (subject to clause (a) above, including perfection of Lender’s Lien under Canadian law) or is in transit with a common carrier from vendors and suppliers;
     (h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion;
     (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require in its Permitted Discretion or (ii) an appropriate Reserve has been established by the Lender in its Permitted Discretion;
     (j) which is being processed offsite at a location other than a Permitted Location or outside processor, or is in transit to or from such location or outside processor;
     (k) which is the subject of a consignment by such Loan Party as consignor;
     (l) which is perishable;

     (m) which contains or bears any intellectual property rights licensed to such Loan Party unless the Lender, in its Permitted Discretion, is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
     (n) which is not reflected in a current perpetual inventory report of such Loan Party;
     (o) for which reclamation rights have been asserted by the seller; or
     (p) which the Lender, in its Permitted Discretion, determines shall not be included in Eligible Inventory based on such credit and collateral consideration as the Lender, in its Permitted Discretion, deems reasonable.
     In the event that Inventory having a value of (A) $500,000 or more at any time Borrowing Base Certificates are required to be delivered quarterly and (B) $1,000,000 or more at all other times which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than as a result of the sale or use of such Eligible Inventory), such Borrower or the Borrower Representative shall notify the Lender thereof promptly (and in any event not later than 10 Business Days) after any Financial Officer becomes aware thereof.
     “Eligible New Service and Rental Compressor Fleet Equipment” means, at any time, the New Service and Rental Compressor Fleet Equipment of each Loan Party which the Lender determines in its Permitted Discretion is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (e) of the definition of Eligible Service and Rental Compressor Fleet Equipment.
     “Eligible Service and Rental Compressor Fleet Equipment” means, at any time, the Service and Rental Compressor Fleet Equipment (other than New Service and Rental Compressor Fleet Equipment) of each Loan Party which the Lender determines in its Permitted Discretion is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (g) below. Without limiting the Lender’s discretion provided herein, Eligible Service and Rental Compressor Fleet Equipment shall not include any Service and Rental Compressor Fleet Equipment:
     (a) which is not subject to a first priority perfected Lien in favor of the Lender (subject only to Permitted Encumbrances of the type specified in clause (a) of the definition thereof) in favor of the Lender;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance or other Lien permitted by Section 6.02 which is in each case does not have priority over the Lien in favor of the Lender;
     (c) the full purchase price for which has not been paid;
     (d) which is at a location other than a Permitted Location;
     (e) which is not in good working order and condition (ordinary wear and tear excepted) or in the process of being refurbished to good working order and condition, which refurbishment will be completed within a reasonable period of time and for a reasonable cost, or is not used or held for use in the ordinary course of business by a Loan Party;
     (f) which is subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment (other than customary restrictions on the use, sale, transportation or disposal of Equipment pursuant to leases of such Equipment or service contracts entered into in the ordinary course of business and in which the Lender has been granted a security interest to secure the Obligations) or which restricts the Lender’s ability to take possession of, sell or otherwise dispose of such Equipment; or

     (g) which constitutes “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” has the meaning assigned to such term in the Security Agreement.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) of the Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of a liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4041 or 4042 of ERISA; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing (other than a CBFR Loan or Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to the Lender: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which the Lender is organized or in which its principal office or applicable lending office is located, and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Loan Party is located.

     “Exposure” means, at any time, the sum of the outstanding principal amount of Loans and LC Exposure at such time.
     “Fabricated Cost” means the total costs (other than allocations of general and administrative expenses) incurred in fabricating a particular item of PES Equipment, as determined by the books and records of the Loan Parties, prepared in accordance with GAAP.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Compressco GP in its capacity as general partner of the Borrower Representative.
     “Fixtures” has the meaning assigned to such term in the Security Agreement.
     “Foreign Subsidiary” any direct or indirect Subsidiary of a Borrower that is organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to a requirement to make deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding current accounts payable incurred in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, deferred compensation and purchase price adjustments, earnouts and deferred payments of a similar nature incurred in connection with a Permitted Acquisition), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) Disqualified Stock and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
     “Interest Coverage Ratio” means, for any period, the ratio of (a) EBIT for such period to (b) cash Interest Expense for such period.
     “Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.07.
     “Interest Expense” means, for any period, the sum (determined without duplication) of interest expense (including that attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries (including all amortization or writeoff of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and any amendments to, or consents or waivers under, the Loan Documents) or owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrowers and their Subsidiaries for such period in accordance with GAAP.
     “Interest Payment Date” means (a) with respect to any CBFR Loan, the first day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” means “Inventory” as defined in the Security Agreement; provided, however, that for purposes of this Agreement “Inventory” shall not include the Service and Rental Compressor Fleet Equipment, all of which shall be included in “Equipment” for purposes of this Agreement.

     “IRS” means the United States Internal Revenue Service.
     “Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.05(h).
     “LC Disbursement” means a payment made by the Lender pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers.
     “Lender” means JPMorgan Chase Bank, N.A., its successors and assigns.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any letter of credit applications submitted by a Borrower, or entered into by a Borrower, with the Issuing Bank and relating to a Letter of Credit, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender by or on behalf of any Loan Party.
     “Loan Guarantor” means each Loan Party.
     “Loan Guaranty” means Article IX of this Agreement.
     “Loan Parties” means the Borrowers, the Borrowers’ Domestic Subsidiaries that are a party to this Agreement and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
     “Loans” means the loans and advances made by the Lender pursuant to this Agreement, including Protective Advances.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of any

Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the principal amount of the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.
     “Maturity Date” means the date that is four (4) years after the Effective Date (or if such day is not a Business Day, the next preceding day that is a Business Day) or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Maximum Liability” has the meaning assigned to such term in Section 9.10.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.
     “Net Book Value” means the net book value of a particular item of PES Equipment, as determined by the books and records of the Loan Parties, prepared in accordance with GAAP.
     “Net Income” means, for any period, the consolidated net income (or loss) of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrowers or any of their Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrowers or any of their Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) unrealized losses and gains from Swap Agreements resulting from the application of the FASB (ASC) 815, and (e) any non-cash compensation charge or expense realized from grants of Equity Interests or other rights to officers, directors and employees.
     “Net Orderly Liquidation Value” means, with respect to Inventory and Service and Rental Compressor Fleet Equipment of any Person, the orderly liquidation value thereof based upon the most recent appraisal thereof conducted in accordance with Section 5.11 and expressed as a percentage of average cost, market value, or net book value, as applicable of such Inventory or Service and Rental Compressor Fleet Equipment, as applicable, net of all costs of liquidation thereof.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including, without limitation, any underwriting, brokerage, advisory and other selling or other professional fees and commissions), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to prepay or repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “New Service and Rental Compressor Fleet Equipment” means Service and Rental Compressor Fleet Equipment purchased or completed by the applicable Loan Party since the date of the most recent appraisal delivered to the Lender under Section 5.11 after the Effective Date.
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 9.11.
     “Obligated Party” has the meaning assigned to such term in Section 9.02.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties owing to the Lender or any indemnified party arising under the Loan Documents.
     “Omnibus Agreement” means the Omnibus Agreement dated as of the date hereof among Compressco GP, Compressco Partners and TETRA as in effect on the Effective Date or as otherwise amended, supplemented or modified to the extent not prohibited by Section 6.11.
     “Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).
     “Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
     “Participant” has the meaning assigned to such term in Section 8.04(c).
     “Paying Guarantor” has the meaning assigned to such term in Section 9.11.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:
     (a) the board of directors (or equivalent body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);
     (b) the business acquired in connection with such Acquisition is a Permitted Business;
     (c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lender has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty) without duplicating any materiality qualifier and no Default then exists, or would result therefrom;
     (d) with respect to any transaction involving acquisition consideration of more than $10,000,000, unless the Lender shall otherwise agree, the Borrower Representative has provided the Lender notice at least 15 days prior to the consummation of such Acquisition and thereafter provides a copy of all business and financial information reasonably requested by the Lender including pro forma financial statements, statements of cash flow, and Availability projections;
     (e) if the Accounts, Inventory and Equipment acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender shall have conducted an audit and field examination of such Accounts and Inventory and received an appraisal of such Equipment, in each case, to its reasonable satisfaction;
     (f) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that at least 50% of the Equity Interests of the acquired Person shall be owned by such Borrower on a fully diluted basis and, unless such Person is or will be a Foreign Subsidiary, such Person becomes a Loan Party pursuant to the terms of this Agreement;
     (g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
     (h) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;
     (i) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than Liens permitted by Section 6.02) shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens (other than Liens permitted by Section 6.02) on such assets shall be terminated;
     (j) with respect to any transaction involving acquisition consideration of more than $10,000,000, the Interest Coverage Ratio shall be greater than 2.5 to 1.0 for the 12 month period ending on the last day of the fiscal quarter ending immediately prior to the date of such Acquisition for which the required financial statements and the certificate required by Section 5.01(d) have been delivered to Lender;
     (k) the Borrower Representative shall certify (and provide the Lender with a pro forma calculation in form and substance reasonably satisfactory to the Lender) to the Lender that, after giving effect to the completion of such Acquisition, Availability will not be less than $5,000,000 (without giving effect to the Availability Block) on a pro forma basis after giving effect to any Borrowing or the issuance of any Letter of Credit in connection with such Acquisition; and
     (l) with respect to any Acquisition of any Person that will not become a Loan Party upon the consummation of such Acquisition or any Acquisition of assets and property that will not be owned or held by a Loan Party upon the consummation of such Acquisition, no proceeds of any Loans may be used, directly or indirectly, to pay any of consideration for such Acquisition unless on the date of and immediately after giving effect to such Acquisition, the Borrowing Base exceeds the Commitment by an amount not less than 80% of the Commitment.
     “Permitted Business” means any business in which the Loan Parties are engaged on the Closing Date and any business activities that are similar, related, complementary or incidental thereto.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

     “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes assessments or other governmental charges or levies which are not delinquent or which are being Properly Contested;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, suppliers’, construction and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or which are being Properly Contested;
     (c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution;
     (f) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party;
     (h) Liens arising by virtue of precautionary UCC financing statement filing (or similar filings under applicable law) regarding operating leases entered into by the Loan Parties in the ordinary course of business;
     (i) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not interfere in any material respect with the business of any Loan Party; and
     (j) options, put and call arrangements, rights of first refusal, setoff rights and customary limitations and restrictions constituting negative pledges, in each case, in the ordinary course of business, contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co owners’ agreements, and similar conveyances and agreements to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property to the relevant Loan Party subject thereto;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (f) above.
     “Permitted Investments” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.
     “Permitted Location” means (a) premises owned by a Loan Party that is not subject to a Lien to secure Indebtedness for borrowed money (unless the holder of such Indebtedness has delivered to the Lender a Collateral Access Agreement), (b) premises leased by a Loan Party where (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion or (c) any other location within the United States of America not otherwise owned or leased by a Loan Party and as to which the Borrower Representative shall have provided written notice (including pursuant to a perfection certificate or Borrowing Base Certificate) to the Lender identifying (which in the case of the location of the Eligible Service and Rental Compressor Fleet Equipment located on a customer’s lease or fee-owned real property, shall be sufficiently identified by name of customer, state, county, well name and, if available, GPS coordinates) such location as an additional “Permitted Location”.
     “Permitted Partnership Distributions” means distributions by Compressco Partners to the holders of its limited partnership interests required or permitted pursuant to its limited partnership agreement or other organizational or governing documents as in effect on the Effective Date or as otherwise amended, supplemented or modified to the extent not prohibited by Section 6.11.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “PES Equipment” means Compressor Units, well monitoring assets, automated sand separation assets and other equipment and assets, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prepayment Event” means:

     (a) any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05 (other than clauses (e), (f) and (g) thereof), that yields gross proceeds to the Loan Parties (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000 in any period of 12 consecutive calendar months; or
     (b) any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000; or
     (c) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Projections” has the meaning assigned to such term in Section 5.01(f).
     “Properly Contested” means, with respect to any obligation of any Person or any Lien on any property of any Person, (a) the obligation or Lien is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation or Lien is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment of such obligation could not reasonably be expected to have a Material Adverse Effect; (e) no Lien is imposed on assets of such Person constituting Collateral, unless bonded and stayed to the satisfaction of the Lender and junior to the Lender’s Liens on any or all of such Collateral and (f) if such obligation or Lien results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     “Protective Advance” has the meaning assigned to such term in Section 2.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrowers from information furnished by or on behalf of the Borrowers, after the Lender has exercised its rights of inspection pursuant to this Agreement.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased or occupied by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un indemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided, however that Reserves shall bear a reasonable relation to events or conditions that affect the Collateral; and provided, further, that, at the request of the Borrower Representative, the Lender shall disclose to the Borrower Representative the conditions or events based on which the Lender has established any Reserve and shall eliminate or reduce such Reserve to the extent that the Borrowers remedy such condition or event to the satisfaction of the Lender, leaving only such amount of such Reserve, if any, as the Lender determines in its Permitted Discretion is required after giving effect to such remedy.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
     “SEC means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to the Lender or its Affiliates.
     “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties and the Lender, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) granting a Lien on any property of any Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document, or any other Person, as the same may be amended, restated or otherwise modified from time to time.
     “Service and Rental Compressor Fleet Equipment” means completed natural gas wellhead compression Equipment owned by a Loan Party and generally consisting of metal skid mounted integrated power and compressor units and related liquids separation equipment, together with other ancillary equipment used in performing wellhead compression services for customers and/or held for or sale or lease.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Lender.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise

Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any direct or indirect subsidiary of a Loan Party.
     “Swap Agreement” means any agreement with respect to any swap, forward, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
     “Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
     “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “TETRA” means TETRA Technologies, Inc., a Delaware corporation, and its successors.
     “Transactions” means (a) the contribution by TETRA and certain other Subsidiaries of TETRA of a portion of their respective businesses, operations and related assets and liabilities in accordance with the Contribution Agreement, (b) the issuance of Equity Interests of Compressco Partners to certain Affiliates of TETRA, including Compressco GP, (c) the issuance to Compressco GP of certain incentive distribution rights, (d) the execution and delivery of the Omnibus Agreement among the Borrowers, TETRA and certain of its Subsidiaries, (e) the consummation of an offering and sale to the public of Equity Interests consisting of common units in Compressco Partners pursuant to an effective registration statement under the Securities Act filed on Form S-1 resulting in Compressco Partners having not less than $9,000,000 of cash available for general corporate purposes after giving effect to the payment of certain intercompany Indebtedness with the proceeds thereof, (f) the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (g) the payment of all structuring fees, offering expenses and other costs and expenses incurred in connection with the foregoing.
     “Transaction Documents” means the Contribution Agreement, the Omnibus Agreement, this Agreement and the other Loan Documents.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Withholding Agent” means any Loan Party and the Lender.
     SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower Representative that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower shall not be obligated to pay an amendment fee for any such amendment the sole purpose of which is to effectuate such amendment.
ARTICLE II
The Credits
     SECTION 2.01 Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in the Exposure exceeding the sum of (a) the lesser of (i) the Commitment or (ii) the Borrowing Base, minus (b) without duplication, Reserves, minus (c) the Availability Block; subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.
     SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.
     (b) Subject to Section 2.13, each Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. CBFR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Dallas, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of a CBFR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)	the name of the applicable Borrower;

(ii)	the aggregate amount of the requested Borrowing, a breakdown of the separate wires comprising such Borrowing and the account number and any other necessary identifying information for each deposit account (which shall be a deposit account subject to a Deposit Account Control Agreement) into which the proceeds of such Borrowing are to be deposited;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv)	whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(v)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
     SECTION 2.04 Protective Advances. Subject to the limitations set forth below, the Lender is authorized by the Borrowers, from time to time in the Lender’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, which the Lender, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $3,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Exposure shall not exceed the Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Lender in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings.
     SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Loan Party, in a form reasonably acceptable to the Lender at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (prior to 9:00 am, Dallas, Texas time, at least two Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the applicable Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed an amount equal to 25% of the Commitment then in effect and (ii) the total Exposure shall not exceed the sum of (A) the lesser of (1) the Commitment or (2) the Borrowing Base, minus (B) without duplication, Reserves, minus (C) the Availability Block.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
     (d) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Dallas, Texas time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Dallas, Texas time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Dallas, Texas time, on (a) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Dallas, Texas time, on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, such payment be financed with a CBFR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Borrowing.
     (e) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,

(iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (f) Disbursement Procedures. The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly notify the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Lender with respect to any such LC Disbursement.
     (g) Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to CBFR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender.
     (h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Lender a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived in accordance with this Agreement.
     SECTION 2.06 Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrowers by promptly sending by wire transfer the amounts in immediately available funds to the deposit accounts identified in the applicable Borrowing Request; provided that CBFR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d) or a Protective Advance shall be retained by the Lender.
     SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower Representative.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)	the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)	if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
     (d) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Lender so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.08 Termination and Reduction of Commitment; Increase in Commitment. (a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.
     (b) The Borrowers may at any time terminate the Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit, or at the discretion of the Lender a back up standby letter of credit satisfactory to the Lender, equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
     (c) The Borrowers may from time to time reduce the Commitment by an aggregate amount of up to $5,000,000; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $2,500,000 and (ii) the Borrowers shall not reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Exposures would exceed the sum of (A) the lesser of (1) the Commitment or (2) the Borrowing Base, minus (B) without duplication, Reserves, minus (C) the Availability Block.
     (d) The Borrower Representative shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) or (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
     (e) The Borrowers may request that the Lender agree, in its sole and absolute discretion, to increase the Commitment by an aggregate amount of up to $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of four such requests and (iii) the procedures described in Section 2.08(f) have been satisfied.
     (f) Any amendment hereto for such an increase shall be in form and substance satisfactory to the Lender in its sole and absolute discretion. As a condition precedent to such an increase, the Borrowers shall deliver to the Lender a certificate of each Loan Party signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.
     SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Lender for its account the then unpaid principal amount of each Loan on the Maturity Date and (ii) to the Lender the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Lender.
     (a) At all times that Cash Dominion is in effect, each Business Day, the Lender shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Lender, whether or not immediately available) first to prepay any Protective Advances that may be outstanding and second to prepay the Loans and to cash collateralize outstanding LC Exposure.
     (b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

     (c) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
     (e) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.10 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.
     (b) In the event and on such occasion that the total Exposure exceeds the sum of (i) the lesser of (A) the Commitment or (B) the Borrowing Base, minus (ii) without duplication, Reserves, minus (iii) the Availability Block, the Borrowers shall prepay the Loans and cash collateralize LC Exposure in an aggregate amount equal to such excess.
     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.10(e) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Lender a certificate of a Financial Officer to the effect that the Loan Parties (1) have applied or (2) intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) within 180 days after receipt of such Net Proceeds, as applicable, to acquire (or replace or rebuild) assets used or to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as Cash Dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if Cash Dominion is in effect, then, if the Net Proceeds specified in such certificate are to be applied by (A) the Borrowers, then such Net Proceeds shall be applied by the Lender to reduce the outstanding principal balance of the Loans (without a permanent reduction of the Commitment) and upon such application, the Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not the Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:
     (1) the Borrower Representative shall request a Borrowing (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;
     (2) so long as the conditions set forth in Section 4.02 have been met, the Lender shall make such Borrowing or the Lender shall release funds from the cash collateral account; and
     (3) in the case of Net Proceeds applied against the Borrowing, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Borrowing;

provided that any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period shall be applied to prepay the Loans in an amount equal to such Net Proceeds that have not been so applied.
     (d) All amounts prepaid pursuant to Section 2.10(c) shall be applied, first to prepay any Protective Advances that may be outstanding and second to prepay the Loans without a corresponding reduction in the Commitment and to cash collateralize outstanding LC Exposure.
     (e) The Borrower Representative shall notify the Lender by telephone (confirmed by facsimile) of any prepayment hereunder (other than a prepayment pursuant to Section 2.10(b)) not later than 10:00 a.m., Dallas, Texas time, (i) in the case of prepayment of a Eurodollar Borrowing three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing (other than a prepayment pursuant to Section 2.10(b) and 2.10(c)) of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
     SECTION 2.11 Fees. (a) The Borrowers agree to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on the first day of each calendar quarter and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (b) The Borrowers agree to pay (i) to the Lender a letter of credit fee with respect to Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of credit fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each calendar quarter following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within 10 days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (c) The Borrowers agree to pay to the Lender an annual administration fee in the amount of $20,000, which administration fee shall be payable annually in advance beginning on the Effective Date and on each anniversary thereof during the term of the Commitment. The administration fee shall be deemed fully earned by the Lender on the first day of the year and shall be due and payable in full on that date.
     (d) The Borrowers agree to pay to the Lender a closing fee in an amount equal to $100,000. The entire closing fee shall be deemed fully earned by the Lender and shall be due and payable in full on the Effective Date.
     (e) The Borrowers agree to pay to the Lender at all times that Cash Dominion is in effect a fee equal to the additional interest that the Borrowers would have paid in respect of the Loans, at the CB Floating Rate plus the Applicable Margin for CBFR Loans, as if each check was received one Business Day after application to the Loans. Such fee will be payable monthly in arrears.

     (f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.
     SECTION 2.12 Interest. (a) The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Rate plus 2%.
     (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
     (e) Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
     SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Lender reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Lender reasonably determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Lender shall give notice thereof to the Borrower Representative by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.
     SECTION 2.14 Increased Costs. (a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)	impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)	subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
     (b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, as a consequence of this Agreement or the Loans made by, Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
     (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.16 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.
     (b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
     (d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender for any Indemnified Taxes that are paid or payable by the Lender in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the Lender delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by the Lender and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
     (e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid to the Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this Section 2.16(e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.16 if such payment would place the Lender in a less favorable position (on a net after-Tax basis) than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     SECTION 2.17 Payments Generally; Allocation of Proceeds. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

     (b) Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (C) amounts to be applied from the Collection Account when Cash Dominion is in effect (which shall be applied in accordance with Section 2.09(a)) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrowers, second, to pay interest due in respect of the Protective Advances, third, to pay the principal of the Protective Advances, fourth, to pay interest then due and payable on the Loans (other than the Protective Advances), fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, sixth, to pay an amount to the Lender equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, seventh, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and eighth, to the payment of any other Secured Obligation due to the Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.15. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
     (c) At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Lender. Each Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of any Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
     SECTION 2.18 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.
     SECTION 2.19 Mitigation. If the Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.16, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III
Representations and Warranties
     Each Borrower, jointly and severally, represents and warrants to the Lender that:
     SECTION 3.01 Organization; Powers. Each Loan Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except as could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
     SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrowers have heretofore furnished to the Lender (i) Compressco Partners’ unaudited pro forma consolidated balance sheet as of March 31, 2011, and unaudited statements of income, partners equity and cash flows as of and for the portion of the fiscal year ended March 31, 2011 (the “Pro Forma Financials”), in each case reflecting on a pro-forma basis the transactions described therein, and (ii) audited combined consolidated balance sheet and statements of income, shareholders equity and cash flows of Compressco, Inc., and its subsidiaries, together with certain subsidiaries of TETRA, conducting business in Mexico (collectively, the “Predecessor”) as of and for the fiscal years 2009 and 2010, and (iii) unaudited combined consolidated balance sheet and statements of income, shareholders equity and cash flows of the Predecessor as of and for fiscal quarter and the portion of the fiscal year ended March 31, 2011 (collectively with the financial statements described in clause (ii), the “Predecessor Financials”). The Pro Forma Financials present fairly, in all material respects, the financial position and results of operations and cash flows of Compressco Partners and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, assuming that the transactions described therein had occurred as of the dates specified therein. The Predecessor Financials present fairly, in all material respects, the financial position and results of operations and cash flows of Compressco, Inc. and its consolidated Subsidiaries, respectively, as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes.
     (b) Since December 31, 2010, no development or event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
     SECTION 3.05 Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold or other interests in, all of its real and personal property, subject only to Permitted Encumbrances, other Liens permitted by Section 6.02, and any other defects in title that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and, except as set forth on Schedule 3.05, each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement. The use thereof by each Loan Party and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
     (b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.
     SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being Properly Contested. No tax liens have been filed (except tax liens that are being Properly Contested) and no material claims are being asserted with respect to any such taxes.
     SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.11 Disclosure. None of the reports, financial statements, certificates or other information (including the S-1 Registration Statement) furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     SECTION 3.12 Material Agreements. All agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement that are individually material to the business and operations of the Loan Parties taken as a whole are listed on Schedule 3.12 and all material agreements and contracts of any Loan Party with Affiliates of any Loan Party (other than (i) agreements and contracts between or among any one or more Loan Parties only and not involving any Affiliate that is not a Loan Party and (ii) agreements and contracts that are entered into in accordance with the terms of the Omnibus Agreement) as of the date hereof are listed on Schedule 3.12. No Loan Party, or with respect to the Omnibus Agreement and any material agreement entered into in accordance with its terms, no Loan Party or Affiliate of such Loan Party party to any such agreement, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement or contract with an Affiliate, including the Omnibus Agreement and any material agreement or contract entered into in accordance with the terms of the Omnibus Agreement or (ii) any agreement to which it is a party that is individually material to the business and operations of the Loan Parties taken as a whole and, in each case, has or is otherwise required to be filed or summarized in any filing with the SEC under applicable rules and regulations, except any default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 3.13 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
     (b) No Loan Party intends to or believes that it will incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.
     SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and their Subsidiaries is adequate.
     SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrowers of each Subsidiary of the Borrowers as of the date hereof, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable as of the date hereof, and (c) the type of entity of each Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     SECTION 3.16 Security Interest in Collateral. The provisions of the Security Agreements create legal and valid Liens on all the Collateral described therein in favor of the Lender, and when financing statements and other filings are filed in the appropriate offices and other actions specified therein to be taken are taken with respect thereto, such Liens will constitute perfected and continuing Liens on such Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on such

Collateral subject to (a) Permitted Encumbrances and other Liens permitted by section 6.02, to the extent any such Permitted Encumbrances or other Liens would have priority over the Liens in favor of the Lender pursuant to any applicable law and (b) Liens perfected only by control or possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain control or possession of such Collateral.
     SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
     SECTION 3.18 Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lender to the Borrowers hereunder. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
ARTICLE IV
Conditions
     SECTION 4.01 Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):
     (a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Lender in substantially the form of Exhibit A.
     (b) Financial Statements and Projections. The Lender shall have received (i) the Pro Forma Financials, (ii) the Predecessor Financials, and (iii) satisfactory projections with respect to Compressco Partners for fiscal years 2011 through 2013.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its general partner, Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party (or such Loan Party’s general partner) authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (d) No Default Certificate. The Lender shall have received a certificate, signed by a Financial Officer on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Lender.
     (e) Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Lender on or before the Effective Date.
     (f) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.
     (g) Customer List. The Lender shall have received a true and complete customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number.
     (h) Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of April 30, 2011.
     (i) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Availability (calculated without giving effect to the Availability Block) shall not be less than $20,000,000.
     (j) Transactions. The Transactions shall have been (or contemporaneously with this Agreement becoming effective will be) consummated in accordance with the Transaction Documents (other than those described in clause (g) thereof) and Lender shall have received reasonably acceptable evidence that upon the consummation of the Transactions (other than those described in clause (g) thereof) contemplated to occur on the Effective Date, the Borrowers, collectively, have at least $9,000,000 in cash available for their use for general corporate purposes.
     (k) Pledged Stock; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
     (m) Insurance. The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.
     (n) Letter of Credit Application. The Lender shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.
     (o) Tax Withholding. The Lender shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

     (p) Corporate Structure. The corporate and partnership structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be acceptable to the Lender in its sole discretion.
     (q) Field Examination. The Lender or its designee shall have conducted a field examination of the Borrowers’ Accounts, Inventory and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Lender in its sole discretion.
     (r) Legal Due Diligence. The Lender and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Lender in its sole discretion.
     (s) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.
The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 2:00 p.m., Dallas, Texas time, on June 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).
     SECTION 4.02 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date or, if applicable, as of the date of the most recent updated schedule delivered pursuant to Section 5.01(o), and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability is not less than zero.
     (d) If after giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability will be less than $10,000,000, the Lender shall have received a Borrowing Base Certificate and all other reports and information required to be delivered pursuant to Section 5.01(g) and (h) as of a date that is no earlier than 30 days prior to the proposed date of such Borrowing or the proposed date of such issuance, amendment, renewal or extension of any Letter of Credit.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all

LC Disbursements have been reimbursed, each Borrower covenants and agrees, jointly and severally with all of the other Borrowers, with the Lender that:
     SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Lender:
     (a) within 90 days after the end of each fiscal year of Compressco Partners, its audited consolidated (and unaudited consolidating) balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Compressco Partners’ independent public accountants reasonably acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Compressco Partners and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Compressco Partners, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Compressco Partners and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) to the extent Availability (calculated without giving effect to the Availability Block) is less than $5,000,000 as of the last day of any fiscal month, within 20 days after the end of such fiscal month of Compressco Partners, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Compressco Partners and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarter-end adjustments and normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Compressco Partners and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) in the case of the financials referred to in clause (a) or (b) above, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (if applicable) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (f) as soon as available, but in any event no later than the end of, and no earlier than 60 days prior to the end of, each fiscal year of Compressco Partners, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrowers for each month of such fiscal year (the “Projections”) in form reasonably satisfactory to the Lender;
     (g) as soon as available but in any event (i) so long as Exposure equals $0 at all times during such calendar quarter, within 30 days after the end of each calendar quarter, a Borrowing Base Certificate and supporting information in connection therewith as of the end of such calendar quarter, (ii) so long as Exposure is greater than $0 at any time during any calendar month and Availability (calculated without giving effect to the Availability Block) is greater than $5,000,000 at all times during such calendar month, within 20 days after the end of each calendar month, a Borrowing Base Certificate and supporting information in connection therewith as of the end of such calendar month and (iii) so long as Exposure is greater than $0 at any time during any calendar week and Availability (calculated without giving effect to the Availability Block) is less than or equal to $5,000,000 at any time during such calendar week, within three Business Days after the end of each calendar week, a Borrowing Base Certificate (limited to a roll-forward of Accounts) as of the end of such calendar week, in each case, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;
     (h) as soon as available but in any event (i) so long as Exposure equals $0 at all times during such calendar quarter, within 30 days after the end of each calendar quarter and (ii) so long as Exposure is greater than $0 at any time during any calendar month, within 20 days after the end of each calendar month, delivered electronically in a text formatted file reasonably acceptable to the Lender, a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts, Eligible Inventory, Eligible Service and Rental Compressor Fleet Equipment and Eligible New Service and Rental Compressor Fleet Equipment, such worksheets describing (including by category) the Accounts, Inventory and Service and Rental Compressor Fleet Equipment excluded from Eligible Accounts, Eligible Inventory, Eligible Service and Rental Compressor Fleet Equipment and Eligible New Service and Rental Compressor Fleet Equipment, respectively, and the reason for such exclusion, which, with respect to such calculations delivered pursuant to clause (i) above, shall be as of the end of such calendar quarter and, with respect to such calculations delivered pursuant to clause (ii) above, shall be as of the end of such calendar month;
     (i) as soon as available but in any event within 30 days after the end of each calendar quarter, as of the end of such quarter, delivered electronically in a text formatted file reasonably acceptable to the Lender and certified as true and correct, in all material respects, by a Financial Officer of the Borrowers:
     (A) a detailed aging of the Loan Parties’ Accounts including all invoices aged by invoice date and due date (with an explanation of the terms offered) prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name and balance due for each Account Debtor;
     (B) a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Lender, (1) by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on an average cost basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrower Representative are deemed by the Lender to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);
     (C) a schedule detailing the Loan Parties’ Service and Rental Compressor Fleet Equipment located in the United States or Canada, in form reasonably satisfactory to the Lender, by location (showing Equipment in transit and any Equipment located with a third party) and by type (including whether such Equipment constitutes New Service and Rental Compressor Fleet Equipment) which Equipment shall be valued at net book value (calculated based on a depreciation schedule not to exceed 12 years from the date of original purchase by the relevant Loan Party) or, with respect to New Service and Rental Compressor Fleet Equipment, at cost or, if no appraisal of such Equipment has been delivered to the Lender during the immediately preceding 12 month period, net book value, and adjusted for Reserves as the Lender has previously indicated to the Borrower Representative are deemed by the Lender to be appropriate;
     (D) a reconciliation of the Loan Parties’ Accounts, Inventory, Service and Rental Compressor Fleet Equipment located in the United States and Canada, and New Service and Rental Compressor Fleet Equipment located in the United States and Canada between (1) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (A), (B) and (C) above, and (2) the amounts and dates shown in the reports delivered pursuant to clauses (A), (B) and (C) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;
     (E) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
     (F) a schedule and aging of the Borrowers’ accounts payable;
     (j) as soon as available but in any event within 30 days of the end of each calendar quarter, as of the quarter then ended, and as may be requested by the Lender at any time a Default exists, an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Lender and certified as true and correct, in all material respects, by a Financial Officer of the Borrowers;
     (k) promptly upon the Lender’s request at any time a Default exists:
(i)	copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)	copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)	a schedule detailing the balance of all intercompany accounts of the Loan Parties;
     (l) as soon as reasonably practicable and in any event within 10 days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;
     (m) within 15 days of the first Business Day of each March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization
     (n) reasonably promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Compressco Partners to the holders of its Equity Interests generally, as the case may be;
     (o) within 90 days after the end of each fiscal year of Compressco Partners (or more frequently if desired by the Borrowers), supplements in writing to the Schedules hereto related to Article III hereof to the extent necessary to ensure such representations and warranties are true and correct (without giving effect to any limitation in such representations and warranties as to date); provided that delivery or receipt of such supplements shall not constitute a waiver by the Lender or a cure of any Default resulting from or in connection with the matters disclosed; and

     (p) reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (n) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which Compressco Partners posts such documents, or provides a link thereto on Compressco Partners’ website on the Internet; or (2) on which such documents are posted on Compressco Partners’ behalf on an Internet or intranet website, if any, to which the Lender has access.
     SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Lender written notice of the following reasonably promptly after any officer of the General Partner becomes aware thereof (but in any event within any time period that may be specified below):
     (a) the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;
     (c) any Lien (other than Permitted Encumbrances or Liens permitted by Section 6.02 which do not have priority over Lender’s Liens) or claim made or asserted against any of the Collateral for an amount in excess of $1,000,000;
     (d) any one event resulting in any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;
     (e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral having a value greater than $1,000,000 is located;
     (f) all material amendments to any agreement listed on Schedule 3.12, together with a copy of each such amendment;
     (g) within two Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;
     (h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and its Subsidiaries in an aggregate amount exceeding $1,000,000; and
     (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except to the extent that the failure to do so would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits required for to the conduct of its business, and, except to the extent that the failure to do so would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise constituting Permitted Businesses.
     SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Properly Contested; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
     SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property required for the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender), upon reasonable prior notice, to visit and inspect its properties, to conduct at the Loan Party’s premises, field examinations of the Loan Party’s assets, liabilities, book and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender.
     SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to provide for working capital and for general partnership and corporate purposes of the Borrowers and the other Loan Parties, including (a) the making of Restricted Payments permitted under Section 6.08, (b) the making of Capital Expenditures permitted hereunder and (c) the making of Permitted Investments and Permitted Acquisitions in accordance with Section 6.04; provided that no proceeds of any Loan may be used to make a Permitted Acquisition of any Person that will not become a Loan Party upon the consummation of such Acquisition or the assets and properties acquired in such Acquisition will not be owned or held by a Loan Party upon consummation of such Acquisition, except as otherwise provided in clause (l) of the definition of Permitted Acquisition. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions. Letters of Credit will be issued only to support the general partnership and corporate purposes of the Borrowers and the other Loan Parties.
     SECTION 5.09 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including (i) loss or damage by fire and loss in transit; (ii) employee theft, premises theft, theft in transit, computer fraud, crimes related to funds transfers and credit card related crimes; (iii) general liability and (iv) and such other hazards), as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lender such information in reasonable detail as is reasonably requested by the Lender as to the insurance so maintained.
     SECTION 5.10 Casualty and Condemnation. The Borrowers will (a) furnish to the Lender written notice, reasonably promptly after any officer of the General Partner becomes aware thereof, of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     SECTION 5.11 Appraisals. At any time that the Lender requests, the Borrowers will, and will cause each Subsidiary to, provide the Lender with appraisals or updates thereof of their Inventory and Service and Rental Compressor Fleet Equipment from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if (a) no Event of Default has occurred and is continuing, one such appraisal per calendar year shall be at the sole expense of the Borrowers and (b) no Event of Default has occurred and is continuing and so long as Availability (calculated without giving effect to the Availability Block) is an amount less than $5,000,000 at any time during any calendar year or any portion thereof, two such appraisals per calendar year shall be at the sole expense of the Borrowers. All such appraisals and updates shall be commenced upon reasonable notice to the Borrower Representative and performed during normal business hours of the relevant Loan Party, except that at any time an Event of Default exists, one Business Day shall be deemed reasonable notice.
     SECTION 5.12 Depository Banks. The Borrowers and their Subsidiaries will maintain Bank of America, N.A. or another financial institution reasonably acceptable to the Lender as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business.
     SECTION 5.13 Additional Collateral; Further Assurances. (a) Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall, unless the Lender otherwise consents, cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender in any property of such Loan Party which constitutes Collateral.
     (b) Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by each Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.
     (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
     SECTION 5.14 Post-Effective Date Deliverables. (a) No later than 30 days after the Effective Date (or such later date as the Lender shall designate in its discretion), the Borrowers shall deliver to the Lender a “desktop” appraisal of the Loan Parties’ Inventory and of the Loan Parties’ Service and Rental Compressor Fleet Equipment from a firm or firms satisfactory to the Lender, which appraisal shall be satisfactory to the Lender in its Permitted Discretion.
     (b) No later than 60 days after the Effective Date (or such later date as the Lender shall designate in its discretion), the Lender shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Security Agreement.
     (c) No later than 60 days after the Effective Date (or such later date as the Lender shall designate in its discretion), the Lender shall have received an agreement, reasonably satisfactory to the Lender, with Compressco GP to ensure the continued operation of the Borrowers following an Event of Default for the purpose of collecting, assembling and liquidating the Collateral.
ARTICLE VI
Negative Covenants
     Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:
     SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;
     (c) intercompany Indebtedness between the Borrowers or between any Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 6.04(d) or (e), provided that Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;
     (d) Guarantees in respect of Indebtedness otherwise permitted pursuant to this Section 6.01, provided that Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including office equipment, data processing equipment and motor vehicles (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations (including Capital Lease Obligations arising from Sale and Leaseback Transactions permitted by Section 6.06) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred or assumed prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) at any time outstanding shall not exceed the greater of (i) $2,500,000 and

(ii) 25% of the excess of the Borrowing Base (calculated without giving effect to any Reserves) over the Commitment (the “Excess Borrowing Base”);
     (f) Indebtedness which represents an extension, refinancing, replacement, or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (i) and (o) hereof (including any such Indebtedness that has previously been extended, refinanced, replaced, or renewed pursuant to this clause (f)) (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that, (i) such Refinancing Indebtedness does not increase the principal amount or interest rate of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Refinanced Indebtedness and (iv) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Refinanced Indebtedness;
     (g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
     (h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, and Indebtedness in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;
     (i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) at any time outstanding shall not exceed the greater of (i) $2,500,000 and (ii) 25% of the Excess Borrowing Base;
     (j) Indebtedness under Swap Agreements permitted under Section 6.07;
     (k) subject to Section 5.12, cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in the ordinary course of business;
     (l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
     (m) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
     (n) Indebtedness of any Subsidiary that is not a Loan Party; provided that, except as otherwise permitted by clause (d) of this Section 6.01, only Subsidiaries that are not Loan Parties are obligated to pay such Indebtedness or grant Liens on their Property to secure the obligations under such Indebtedness;
     (o) other secured Indebtedness not otherwise listed in clauses (a) through (n) above, at any time outstanding in an aggregate principal amount not exceeding $5,000,000; provided that such Indebtedness is not secured by any Collateral;
     (p) other unsecured Indebtedness not otherwise listed in clauses (a) through (n) above at any time outstanding in an aggregate principal amount not exceeding $10,000,000, but subject to the limitations set forth in clause (d) of this Section 6.01 with respect to Subsidiaries that are not Loan Parties.

     SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including, except as permitted in Section 6.05(c), accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary (other than proceeds of such property or asset and accessions and additions to the original property to the extent subject to such Lien) and (ii) such Lien shall secure only those obligations which it secures on the date hereof (other than extensions, refinancings, replacements, or renewals thereof permitted pursuant to Section 6.01(f));
     (d) Liens on fixed or capital assets acquired, leased, constructed or improved by any Borrower or any Subsidiary (other than Service and Rental Compressor Fleet Equipment or any other Collateral constituting fixed or capital assets); provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01 or an extension, refinancing, replacement, or renewal thereof permitted pursuant to Section 6.01(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or such Subsidiary (other than proceeds of such fixed or capital assets and accessions and additions to the original property to the extent subject to such Lien);
     (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds of such property or asset and accessions and additions to the original property to the extent subject to such Lien)and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, refinancings, replacements, or renewals thereof permitted pursuant to Section 6.01(f) ;
     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;
     (h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (j) Liens on deposits or other cash advances to or for the benefit of a seller of property in a transaction permitted pursuant to Section 6.04 to be applied against the purchase price for such property
     (k) Liens consisting of an agreement to transfer any property (other than with respect to a transfer pursuant to Section 6.05(f)) in a disposition permitted under Section 6.05;
     (l) Liens in favor of a Loan Party securing Indebtedness permitted under Section 6.01 granted by a Subsidiary that is not a Loan Party;

     (m) Liens arising out of conditional sale, title retention, consignment (subject to Section 4.13 of the Security Agreement) or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business); and
     (n) Liens securing insurance premium financing under customary terms and conditions in respect of insurance policies, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;
     (o) Liens deemed to exist in connection with Investments in repurchase agreements constituting Permitted Investments;
     (p) Liens on property of any Subsidiary that is not a Loan Party acquired in a Permitted Acquisition or granted on Property of such Subsidiary in connection with a Permitted Acquisition of such Subsidiary; and
     (q) Liens on property not constituting the Collateral and not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $5,000,000 at any one time.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and clause (k) above only with respect to a disposition permitted under Section 6.05(c), and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a), (k), and (m) above, if such Inventory would be Eligible Inventory but for such Lien.
     SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Loan Party (other than a Borrower) or any Subsidiary that is not a Loan Party may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party; (ii) any Subsidiary that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party; (iii) any Subsidiary may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lender; (iv) any Borrower (other than Compresso Partners) may merge with any other Borrower or any other Loan Party so long as the surviving entity is a wholly owned Subsidiary and such surviving entity assumes all of such Borrower’s obligations and liabilities hereunder and under the other Loan Documents by operation of law or contract; (v) any Person may merge into a Loan Party in connection with a Permitted Acquisition; and (vi) any Investment permitted by Section 6.04(d) may be structured as a merger, consolidation or amalgamation; provided that any merger referred to in clause (i), (ii), (iv), (v) or (vi) involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
     (b) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than Permitted Businesses.
     SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, any Person (all of the foregoing, “Investments”) except:

     (a) Investments in cash and Permitted Investments subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;
     (b) Investments in existence on the date of hereof and described in Schedule 6.04;
     (c) so long as no Default has occurred and is continuing, Permitted Acquisitions;
     (d) so long as no Event of Default has occurred and is continuing, Investments by the Borrowers and their Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.13) and (B) in the case of any Investment made by any Loan Party in or to any Subsidiary that is not a Loan Party (other than Investments made in Equity Interests of such Subsidiary with the proceeds of a substantially contemporaneous issuance of Equity Interests of Compressco Partners), (i) such Investments in the aggregate, taken together with Investments permitted by clause (B)(i) of Section 6.04(e), do not exceed $2,500,000 at any time outstanding or (ii) on the date of and after giving effect to such Investment the Borrowing Base exceeds the Commitment by an amount not less than 80% of the Commitment;
     (e) so long as no Event of Default has occurred and is continuing, loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) in the case of any loan or advance made by a Loan Party to a Subsidiary that is not a Loan Party (other than any loan or advance made to such Subsidiary with the proceeds of a substantially contemporaneous issuance of Equity Interests of Compressco Partners), (i) such Investments in the aggregate, taken together with Investments permitted by clause (B)(i) of Section 6.04(d), do not exceed $2,500,000 at any time outstanding or (ii) on the date of and after giving effect to such loan or advance, the Borrowing Base exceeds the Commitment by an amount not less than 80% of the Commitment;
     (f) Guarantees constituting Indebtedness permitted by Section 6.01, provided that in the case of Guarantees by any Loan Party of Indebtedness of Subsidiaries that are not Loan Parties the aggregate amount of Indebtedness guaranteed shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (g) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 in the aggregate at any one time outstanding;
     (h) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;
     (i) Investments in the form of Swap Agreements permitted by Section 6.07;
     (j) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (k) Investments received in connection with the dispositions of assets permitted by Section 6.05;
     (l) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

     (m) accounts receivable or notes receivable arising, and trade credit granted, in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;
     (n) Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment; and
     (o) other Investments at any time outstanding not to exceed $2,500,000.
     SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
     (a) sales, transfers, leases, and dispositions of (i) inventory and Service and Rental Compressor Fleet Equipment in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property, or (iii) property no longer used or useful in connection with the business or operations of the Loan Parties;
     (b) sales, transfers, leases, and dispositions of assets (including sales, transfers, and dispositions of Equity Interests) to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
     (c) sales, transfers, and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (d) sales, transfers, and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
     (e) Sale and Leaseback Transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
     (g) sales, transfers, leases, and other dispositions of assets (other than Accounts (except as permitted in clause (c) above) or Equity Interests in a Subsidiary unless all Equity Interests owned by the Loan Parties in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $2,500,000 during any fiscal year of the Borrowers;
     (h) leases, subleases, licenses and sublicenses in each case in the ordinary course of business and that do not materially interfere with the business of the Borrowers or the Subsidiaries.
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b) and (f) above) shall be made for fair value.
     SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such Sale and Leaseback Transaction with respect to any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
     SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
     SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Borrower may declare and pay dividends with respect to its Equity Interests solely in additional shares of its Equity Interests, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests (other than Disqualified Stock), (iii) so long no Event of Default has occurred and is continuing, the Borrowers may pay dividends or make distributions to the holders of their Equity Interests in an aggregate amount not greater than the amount necessary for such holders to pay their actual state and United States federal income tax liabilities in respect of income earned by the Borrowers, (iv) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new Equity Interests and (v) so long as no Default exists, Compressco Partners may declare and make Permitted Partnership Distributions.
     (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property but excluding Permitted Partnership Distributions) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property but excluding Permitted Partnership Distributions), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)	payment of Indebtedness created under the Loan Documents;

(ii)	payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)	refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v)	so long as after giving effect to such payment Availability is greater than $10,000,000 and no Default shall exist or be caused thereby, any other payment or distribution of or in respect of any Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness.
     SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, so long as no Event of Default exists, any sale, lease or like-kind exchange of PES Equipment among Loan Parties and their Affiliates (other than transactions described in clause (b)) shall be deemed to satisfy the requirements of this clause (a)(ii) if such sale, lease, or exchange is for consideration that is equivalent to the amount determined, pursuant to a transfer pricing analysis prepared by a consultant that is not an Affiliate, to be the consideration that can be charged in such transaction consistent with the transfer pricing laws, rules, and regulations applicable to such transaction, so long as, (x) with respect to any sale or like-kind exchange, the consideration (A) attributed to any newly fabricated PES Equipment is equal to or greater than the Fabricated Cost thereof and (B) attributed to any other PES Equipment is equal to or greater than the Net Book Value thereof, and (y) with respect to any PES Equipment that is being leased, the lease consideration is calculated by the consultant based on such PES Equipment having a value that is not less than the amount for which such PES Equipment could be transferred pursuant to the preceding clause (A) or (B), as applicable, if the transaction were a sale rather than a lease, (b) transactions between or among any one or more Loan Parties not involving any other Affiliate, (c) any Lien permitted by Section 6.02(h), any transaction permitted by Section 6.03 other than a Permitted Acquisition, and any Investment permitted by Sections 6.04(d), 6.04(e), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, including Permitted Partnership Distributions, (f) loans or advances to employees permitted under Section 6.04(g), (g) the payment of reasonable fees and expenses to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, (i) the Omnibus Agreement, the Contribution Agreement and the limited partnership agreement of Compressco Partners as in effect on the Effective Date and the transactions contemplated thereby, (j) any issuance (but not any redemption or purchase) by Compressco Partners of its units (including incentive distribution units) to the Compressco GP, and (k) any transactions approved by the Conflicts Committee.
     SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof or customary provisions in contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Acquisition or other Investment permitted by Section 6.04 in existence at the time of such Permitted Acquisition or other Investment (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired, (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, to the extent such provisions restrict the transfer or assignment thereof, (ix) with respect to the sales, leases, transfers or other dispositions of property in joint venture agreements and other similar agreements entered into in the ordinary course of business, to the extent that the Investment in such joint venture is permitted hereby, and (x) restrictions on cash or other deposits required by utility, insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
     SECTION 6.11 Amendment of Certain Agreements. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated

Indebtedness, (b) its certificate of incorporation, by laws, operating, management or partnership agreement or other organizational documents or (c) any other agreement listed on Schedule 3.12 hereto (including any material agreement entered into in accordance with the Omnibus Agreement), to the extent any such amendment, modification or waiver (i) would materially and adversely affect the ability of any Loan Party to operate its business in the ordinary course or the rights of the Lender under the Loan Documents, or (ii) could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.12 Interest Coverage Ratio. The Borrowers will not permit the Interest Coverage Ratio, determined for the twelve (12) month period ending on each Relevant Date, to be less than 2.5 to 1.0 as of any Relevant Date. “Relevant Date” means each of (i) the last day of the fiscal quarter ending immediately preceding any date on which Availability (calculated without giving effect to the Availability Block) is less than $5,000,000 and (ii) the last day of each fiscal quarter from and after any date on which Availability (without giving effect to the Availability Block) is less than $5,000,000 until Availability (without giving effect to the Availability Block) has been greater than $5,000,000 for a period of 90 consecutive days and there is no Default that has occurred and is continuing.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.14 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 10 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other provision of any Loan Document;
     (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (taking into account any grace period);
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or the termination of a Swap Agreement other than as a result of an event of default by a Loan Party thereunder;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;
     (j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being Properly Contested;
     (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
     (o) the occurrence of any default under the Omnibus Agreement which default could reasonably be expected to have a Material Adverse Effect or the termination of the Omnibus Agreement for any reason, unless, prior to such termination, arrangements reasonably satisfactory to the Lender have been made for the services then being provided under the Omnibus Agreement and necessary for the continued operation of the Loan Parties and their related businesses in the ordinary course to continue to be provided (including by third parties or by the personnel of the Loan Parties) after such termination;
     (p) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

     (q) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, other than as expressly permitted or contemplated by such Collateral Document or any other Loan Agreement, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, subject only to Permitted Encumbrances and Liens permitted by Section 6.02 that have priority as a matter of law;
     (r) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
     (s) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, whereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
Miscellaneous
     SECTION 8.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Borrower Representative at:

Compressco Partners, L.P.
101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
Attention: President
Facsimile No: (405) 702-9904

With a copy to:

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380
Attn: Mr. Bruce Cobb
Facsimile No: (281) 364-2270

(ii)	if to the Lender, to JPMorgan Chase Bank, N.A. at: 2200 Ross Avenue, Floor 9 Mailcode TX1-2921 Dallas, Texas 75201 Attention: Portfolio Manager Facsimile No: (214) 965-2594
     All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
     (b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender. The Lender or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 8.02 Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.
     SECTION 8.03 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the

Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
(i)	appraisals and insurance reviews;

(ii)	field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination (currently charged at a rate of $125 per hour per examiner plus out of pocket expenses); provided, that, unless a Default shall have occurred and be continuing, the Borrowers will reimburse such costs and expenses for up to two such field examinations per calendar year;

(iii)	background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;

(iv)	taxes, fees and other charges for (A) lien and title searches and title insurance (if applicable) and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(v)	sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(vi)	forwarding loan proceeds, and, to the extent applicable, collecting checks and other items of payment, and establishing and maintaining accounts and lock boxes costs; and

(vii)	expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Loans or to another deposit account, all as described in Section 2.17(c).
     (b) The Borrowers shall, jointly and severally, indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the failure of the Borrowers to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.16, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWERS AND THE BORROWERS AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
     (c) The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor. The Lender (i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (d) All amounts due under this Section shall be payable upon written demand therefor.
     SECTION 8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund that in each case is organized under the laws of the United States or a state thereof or the District of Columbia, the Borrowers must give their prior written consent to such assignment (which consent shall not be unreasonably withheld but which may be conditioned on (i) in the case of an assignment that would result in there being more than one Lender, amendments to the Loan Documents reasonably satisfactory to the Borrower Representative to conform to customary agented syndicated transactions, including providing for an administrative agent reasonably satisfactory to the Borrower Representative to represent the Lenders, and (ii) in the case of an assignment to a Person not organized under the laws of the United State thereof or the District of Columbia, amendments to this Agreement reasonably satisfactory to the Borrower Representative to incorporate customary provisions relating to foreign lender, including provisions relating to withholding tax payments and maintaining and evidencing exemptions therefrom); and provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03). The Borrowers hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.
          (c) The Lender may, without the consent of the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
     To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
          (d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
          SECTION 8.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender, the Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.
          SECTION 8.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          SECTION 8.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by the Lender, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.
          SECTION 8.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas, but giving effect to federal laws applicable to national banks.
          (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Texas State court sitting in Dallas, Texas in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT,

IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 8.12 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 8.13 Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 8.14 USA PATRIOT Act. The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          SECTION 8.15 Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          SECTION 8.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 8.17 Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, at such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations and obligations under or in respect of Swap Agreements and Bank Services Obligations) shall have been irrevocably paid in full, the Commitment has been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise backstopped in a manner satisfactory to the Lender), the Collateral shall be released from the Liens created by the Loan Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person; and
          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Borrower or any Subsidiary in a transaction not prohibited by this Agreement, then the Lender, at the request and sole expense of any Borrower or any Subsidiary, shall execute and deliver to such Borrower or such Subsidiary at the Borrowers’ sole expense all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Collateral Documents on such Collateral. At the request and sole expense of any Borrower, a Loan Party shall be released from its obligations hereunder and under the other Loan Documents in the event that all the Equity Interests of such Loan Party shall be disposed of in a transaction not prohibited by this Agreement; provided that, unless otherwise waived by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the disposition in reasonable detail, together with a certification by the Borrower Representative stating that such transaction is in compliance with this Agreement and the other Loan Documents.
          SECTION 8.18 Limitation of Liability. Compressco GP, as general partner of Compressco Partners, shall not be liable for the obligations of any Loan Party under this Agreement or any other Loan Document, including, without limitation, by reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of Compressco Partners or any other Loan Party that requires Compressco GP to restore a capital account deficit; provided that nothing in this Section 8.18 shall be construed so as to prevent the Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon Compressco GP for the purpose of (a) obtaining jurisdiction over Compressco Partners or (b) obtaining any judgment, order or execution against Compressco GP arising out of any fraud or intentional misrepresentation by Compressco GP in connection with the Loan Documents or in order to recover moneys received by Compressco GP in violation of the terms of this Agreement.
ARTICLE IX
Loan Guaranty
          SECTION 9.01 Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
          SECTION 9.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
          SECTION 9.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
          SECTION 9.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          SECTION 9.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.
          SECTION 9.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
          SECTION 9.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
          SECTION 9.08 Termination. The Lender may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
          SECTION 9.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.
          SECTION 9.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
          SECTION 9.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article IX, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Lender and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
          SECTION 9.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE X
The Borrower Representative
          SECTION 10.01 Appointment; Nature of Relationship. Compressco Partners is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article X. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, provided that, in the case of a Loan, such amount shall not exceed such Borrower’s Availability. The Lender and its respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 10.01.
          SECTION 10.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lender to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

          SECTION 10.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
          SECTION 10.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Lender. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
          SECTION 10.05 Successor Borrower Representative. Upon the prior written consent of the Lender, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.
          SECTION 10.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
          SECTION 10.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: COMPRESSCO PARTNERS, L.P.
By:	Compressco Partners GP Inc., its general partner

By:
Name:
Title:

COMPRESSCO PARTNERS OPERATING LLC
By:
Name:
Title:

COMPRESSCO PARTNERS SUB, INC.
By:
Name:
Title:

LOAN PARTIES: [ADD LOAN GUARANTORS]

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

-Signature Page to Credit Agreement-

EXHIBIT A
OPINION OF COUNSEL FOR THE LOAN PARTIES
[Effective Date]
[Draft to be Provided]

EXHIBIT B
BORROWING BASE CERTIFICATE
[TO BE PROVIDED]
Exhibit B

EXHIBIT C
COMPLIANCE CERTIFICATE
To: JPMorgan Chase Bank, N.A.
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June [__], 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Compressco Partners, L.P., a Delaware limited partnership, Compressco Partners Operating, LLC, a [_________] limited liability company and Compressco Partners Sub, Inc., a [_________] corporation (the “Borrowers”), the other Loan Parties and JPMorgan Chase Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:
     1. I am the duly elected ___________ of the Borrower Representative;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarter-end adjustments and normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
     4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Lender the notice required by Section 4.15 of the Security Agreement;
     [5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.]
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _______ day of __________________.
_____________________________,
as Borrower Representative
By:
Name:
Title:

SCHEDULE I
Compliance as of _________, ____ with
Provisions of and of
the Agreement

EXHIBIT D
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between ______________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Lender”) under that certain Credit Agreement, dated as of June [__], 2011 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Compressco Partners, L.P., a Delaware limited partnership, Compressco Partners Operating, LLC, a [_________] limited liability company and Compressco Partners Sub, Inc., a [_________] corporation (the “Borrowers”), the Loan Parties party thereto, and the Lender. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary and the Lender, hereby agree as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 9.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Lender and the Lender, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Lender an executed Loan Guaranty.]*
     2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Lender in accordance with the Credit Agreement.
     3. The address of the New Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:

     4. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A.
By:
Name:
Title: